ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Completes Sale of Property in Broken Arrow, Oklahoma

BROKEN ARROW, Oklahoma, December 4, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), today announced it has completed the previously announced sale of its property located at 1221 E. Houston Street, Broken Arrow, Oklahoma for $5.0 million. The sale was made to David Chymiak, LLC, a company controlled by David Chymiak, the Company's Chief Technology Officer, director and a substantial shareholder.

Under the terms of the Agreement for the Purchase and Sale of Real Estate, the Company's subsidiary, Tulsat, LLC, will lease the property from David Chymiak, LLC, therefore allowing its Cable TV operations at the property to continue uninterrupted. Since the Company already paid off its remaining indebtedness of $2.5 million to Bank of Oklahoma, N.A., which matured on October 31, 2018, the proceeds from the sale of the property will be used to fund working capital of the Company and its subsidiaries.

Joe Hart, CEO, said, "With the completion of the sale of the Broken Arrow property and the recent pay off of our Bank of Oklahoma loans of $2.5 million, we are now debt free and have additional cash to allow us to continue executing on our growth strategy. We do not anticipate any interruption to our current Cable TV operations to result from the change in ownership."

The facility in Broken Arrow, Oklahoma, consists of the Company's headquarters, additional offices, warehouse and a service center of approximately 162,500 square feet on ten acres.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.